UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 6, 2022
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BANDWIDTH INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-38285	56-2242657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
900 Main Campus Drive
Raleigh, NC 27606
(Address of principal executive offices) (Zip Code)
(800) 808-5150
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	BAND	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.
On June 6, 2022, Bandwidth Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, as borrower, the lenders from time to time party thereto, and Silicon Valley Bank, as administrative agent, issuing lender, and swingline lender. The Credit Agreement provides for a $50.0 million revolving credit facility (the “Credit Facility”), including a $20.0 million sublimit for the issuance of letters of credit and a swingline subfacility of up to $5.0 million. The Credit Facility matures on June 6, 2025.
Interest on borrowings under the Credit Facility accrues at an annual rate tied to a base rate or the Secured Overnight Financing Rate (“SOFR”), at the Company’s election. Loans based on SOFR bear interest at a rate equal to SOFR plus an applicable margin between 1.50% and 2.00% depending upon the Company’s consolidated adjusted quick ratio for the immediately preceding quarter, and loans based on the base rate bear interest at a rate equal to the base rate plus an applicable margin between 0.50% and 1.00% depending upon the Company’s consolidated adjusted quick ratio for the immediately preceding quarter. The Company is required to pay a quarterly commitment fee equal to 0.0625% on the unused portion of the borrowing commitment.
The obligations under the Credit Agreement are secured by a lien on substantially all of the Company’s tangible and intangible property and by a pledge of all of the equity interests of the Company’s direct domestic subsidiaries and 65% of the voting capital stock and 100% of the non-voting capital stock of any material first-tier foreign subsidiaries, subject to limited exceptions. In addition, the Company’s direct domestic subsidiaries guarantee the obligations under the Credit Agreement and grant a lien and pledge, as applicable, on substantially all of their tangible and intangible property to secure the obligations under the Credit Agreement.
The Credit Agreement contains customary covenants (subject, in each case, to certain exceptions), including restrictions on indebtedness, liens, acquisitions and investments, restricted payments, and dispositions, although certain material acquisitions are permitted without consent of the lenders when the Company’s aggregate total cash held at Silicon Valley Bank and/or subject to deposit account control agreements is more than $70,000,000 and the Company demonstrates pro forma covenant compliance following the closing of any such acquisition, among other requirements. The Credit Agreement contains a financial covenant, generally applicable in the event the Company’s aggregate total cash held at Silicon Valley Bank and/or subject to deposit account control agreements is less than $70,000,000, requiring the Company to maintain a consolidated adjusted quick ratio of at least 1:25 to 1:00 tested on a quarterly basis. The Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross acceleration to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. Non-compliance with one or more of the covenants and restrictions or the occurrence of an event of default could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable and termination of the commitments.
This summary of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANDWIDTH INC.

Date: June 6, 2022	By:	/s/ Daryl E. Raiford
	Name:	Daryl E. Raiford
	Title:	Chief Financial Officer